Exhibit 99.1

Sonim Reports Fourth Quarter Results

New SmartScanner Tablet and Handheld Expand Addressable Market and Geographic Opportunities in 2021

Austin, Texas – March 10, 2021 – Sonim Technologies, Inc. (Nasdaq: SONM), a leading U.S. provider of ultra-rugged mobility solutions designed specifically for task workers physically engaged in their work environments, reported financial results for the fourth quarter and full year ended December 30, 2020.

Fourth Quarter 2020 and Recent Highlights

•	Net revenues of $15.8 million, increased from $14.4 million in the third quarter, driven by increased sales of XP8 smartphone devices.

•	Gross margin was 23.5%.

•	GAAP net loss was $6.4 million, or $0.10 per share.

•	Ended the quarter with cash and cash equivalents of $22.1 million.

•

Announced (i) the transfer of Sonim’s Shenzhen manufacturing operations to Unicair, expected to stabilize factory overhead for current products, and (ii) the transfer of Sonim’s India-based software development center to Coforge, expected to further reduce personnel and real estate costs.

•	Announced a deal with FIH Mobile (“FIH”), a subsidiary of Foxconn Technology Group, to support the engineering and manufacturing of Sonim’s next-generation feature phones.

•

Announced commercial sales of the Sonim SmartScanner product platform starting Q1 2021, Sonim’s first handheld and first tablet computer with integrated barcode scanners, which enables Sonim to enter a new $2 billion worldwide TAM and opening sales opportunities in non-US markets.

“The past few months have seen a shift as Sonim pivots from a recent focus on cost reduction, to positioning Sonim for future growth through new product launches and investment in sales and marketing. We believe that the new products will allow us to enter markets that have a four-fold increase in our addressable market. We are hopeful that expanded sales capabilities in North America and now in Europe driven by including new distributors and efficiency of future production through ODM relationships will enable Sonim to deliver on that growth opportunity,” said Tom Wilkinson, Chief Executive Officer. “We believe the series of cost-saving steps we have taken over the last 18 months, together with the new products, will position Sonim to grow profitably as our new products come to market. We believe that our new relationships in China and India allow for the removal of a higher fixed cost manufacturing structure in favor of competitively priced ODM solutions, as well as eliminating fixed cost overhead in our software development process while ensuring full access to development and support functions.

“Throughout 2021 we intend to steadily expand our catalog of next-generation rugged mobility solutions by leveraging these new cost-advantageous and ODM relationships, which provide access to both expanded product development capabilities and variable-cost manufacturing models that better align to our operating goals. We are hopeful this new approach to product development will enable us to offer more diverse, more advanced products that meet the needs of a wider range of customers.”

Fourth Quarter 2020 Financial Results

Net revenues for the fourth quarter of 2020 were $15.8 million, compared with $14.4 million in the third quarter of 2020 and $17.2 million in the fourth quarter of 2019. The sequential increase in net revenues was primarily attributable to a 42% increase in sales of Sonim’s XP8 smartphone.

Gross profit for the fourth quarter of 2020 was $3.7 million (23.5% of net revenues) down from $4.4 million (30.6% of net revenues) in the third quarter of 2020 and $4.2 million (24.2% of net revenues) fourth quarter of 2019. The change in gross margin percentage from Q3 was primarily attributable to increased component prices due to supply chain scarcity of certain components in Sonim’s legacy devices. Sonim anticipates that margins will benefit over time as these legacy products reach end of life and are replaced by our new generation of feature phones and the launch of higher gross margin scanner products in the first quarter of 2021.

Operating expenses for the fourth quarter were $11.2 million, up from $10.5 million in the third quarter 2020 and down from $11.6 million in the year-ago quarter. The sequential increase in operating expenses was driven by accelerated research and development of Sonim’s previously mentioned next generation of products, partially offset by a decline in SG&A.

“Fourth quarter operating expenses increased slightly as we accelerated new product development, offset in part by a continued decline in SG&A costs. We also used our balance sheet strength to begin funding ODM commitments for next generation products planned to launch in 2021,” said Bob Tirva, Chief Financial Officer. “As Sonim’s new products become increasingly available, we intend to invest in sales and marketing resources in new geographic markets and in support of the new product offerings, such as the expanded distribution agreements enacted in Europe and Latin America.”

Net loss for the fourth quarter of 2020 totaled $6.4 million or $(0.10) per basic and diluted share, compared to net loss of $6.5 million in the third quarter and compared with net loss of $8.3 million in the fourth quarter of 2019.

Balance Sheet and Cash Flow

Sonim ended the quarter with $22.1 million in cash and equivalents and remained essentially debt free. The decline in cash was the result of our net loss, a $2M payment to settle our shareholder lawsuit and also reflected prepayments made to ODMs for development projects related to products slated for launch starting in 2021. Inventory was $11.3 million at quarter end, and accounts receivable $4.6 million. Working capital totaled $25.1 million at December 31, 2020, up from $19.7 million at December 31, 2019.

Conference Call

Sonim Technologies will hold a conference call today, Wednesday March 10, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss these results and provide an update on business conditions. To join the call, please dial +1-412-317-5206. To listen to a live webcast of the call, please visit https://www.sonimtech.com/ and select About, then Investor Relations. The webcast will be available as a replay on Sonim’s website following completion of the call. A telephonic replay will be available for 14 days approximately 3 hours after the call concludes by dialing +1-412-317-0088 and entering access code 10152942.

About Sonim Technologies, Inc.

Sonim Technologies is a leading U.S. provider of ultra-rugged mobility solutions designed specifically for task workers physically engaged in their work environments, often in mission-critical roles. The Sonim solution includes ultra-rugged mobile phones, a suite of industrial-grade accessories, and data and workflow applications which are collectively designed to increase worker productivity, communication and safety on the job site. For more information, visit www.sonimtech.com.

Important Cautions Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, future growth, profitability, continued market acceptance of the Company’s products. These forward-looking statements are based on Sonim’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “future”, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include Sonim’s ability to continue to generate positive cash flow, and ability to be profitable; anticipated trends, such as the use of and demand for its products; its ability to attract and retain customers to purchase and use its products; its ability to attract wireless carriers as customers for its products; the evolution of technology affecting its products and markets; its ability to successfully address the technical issues identified with respect to its products; its ability to introduce new products and enhance existing products, as well as the other potential factors described under “Risk Factors” included in Sonim’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020 and Sonim’s Annual Report on Form 10-K expected to be filed not later than March 31, 2021, and other documents on file with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Sonim Technologies Contacts

Robert Tirva, Chief Financial Officer

Sonim Technologies, Inc.

IR@sonimtech.com

Matt Kreps, Managing Director

Darrow Associates Investor Relations

mkreps@darrowir.com

(214) 597-8200

SONIM TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2020 and DECEMBER 31, 2019

(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND

PER SHARE AMOUNTS)

	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$22,141	$11,298
Accounts receivable, net	4,605	10,082
Inventory	11,344	19,531
Prepaid expenses and other current assets	7,481	6,430

Total current assets	45,571	47,341
Property and equipment, net	843	1,442
Other assets	3,898	6,676

Total assets	$50,312	$55,459

Liabilities and stockholders’ equity
Current portion of long-term debt	$177	$9,821
Accounts payable	8,856	7,234
Accrued expenses	11,436	10,265
Deferred revenue	5	291

Total current liabilities	20,474	27,611
Income tax payable	1,243	1,961
Long-term debt, less current portion	185	362

Total liabilities	21,902	29,934

Commitments and contingencies (Note 10)
Stockholders’ equity
Common stock, $0.001 par value per share; 100,000,000 shares authorized: and 66,310,867 and 20,437,235 shares issued and outstanding at, December 31, 2020 and December 31, 2019, respectively.	66	20
Preferred stock, $0.001 par value per share, 5,000,000 shares authorized	—	—
Additional paid-in capital	224,522	191,751
Accumulated deficit	(196,178)	(166,246)

Total stockholders’ equity	28,410	25,525

Total liabilities and stockholders’ equity	$50,312	$55,459

SONIM TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2020 and 2019

(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

	2020	2019
Net revenues	$63,992	$116,251
Cost of revenues	48,781	81,742

Gross profit	15,211	34,509

Operating expenses:
Research and development	16,218	26,064
Sales and marketing	10,411	13,908
General and administrative	9,834	15,088
Legal expenses	6,462	1,094
Restructuring costs	1,546	736

Total operating expenses	44,471	56,890

Loss from operations	(29,260)	(22,381)
Interest expense	(759)	(1,522)
Other expense, net	(434)	(543)

Loss before income taxes	(30,453)	(24,446)
Income tax expense	521	(1,388)

Net loss	(29,932)	(25,834)

Net loss attributable to common stockholders	$(29,932)	$(25,834)

Net loss per share attributable to common stockholders, basic and diluted	$(0.65)	$(1.39)

Weighted–average shares used in computing net loss per share attributable to common stockholders, basic and diluted	46,208,894	18,603,582